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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: HOTCHKIS AND WILEY FUNDS

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

               725 S. Figueroa Street, Suite 4000
               Los Angeles, California  90017

Telephone Number (including area code): (213) 430-1000

Name and Address of Agent for Service of Process:

               Anna Marie Lopez
               725 S. Figueroa Street, Suite 4000
               Los Angeles, California  90017

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        Yes  [X]                             No [ ]



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                                   SIGNATURES

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Los Angeles and State of California on the 25th day of July, 2001.

Signature:

                                       HOTCHKIS AND WILEY FUNDS



                                       By: /s/ Nancy D. Celick
                                           -------------------------------------
                                           Nancy D. Celick, President


Attest:


By: /s/ Anna Marie Lopez
    --------------------------------
    Anna Marie Lopez, Secretary